Exhibit 10.13

LEASE

Landlord:	Britannia Pointe Grand Limited Partnership

Tenant:	Portola Pharmaceuticals, Inc.

Date:	December 15, 2006

TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Premises	1
	1.2	Landlord’s Reserved Rights	1
2.	TERM		2
	2.1	Term	2
	2.2	Early Possession	2
	2.3	Possible Delayed Possession of Decommissioning Space	2
	2.4	Acknowledgment of Rent Commencement Date	3
	2.5	Holding Over	3
	2.6	Option To Extend Term	3
3.	RENTAL		4
	3.1	Minimum Rental	4
		(a) Rental Amounts	4
		(b) Rental Amounts During Extended Term	4
		(c) Square Footage of Premises	4
	3.2	Late Charge	4
4.	WARRANTS		5
	4.1	Issuance of Warrants	5
5.	CONSTRUCTION; CONDITION OF PREMISES		5
	5.1	Construction; Tenant Improvement Allowance	5
	5.2	Condition of Premises	6
	5.3	Compliance with Law	7
6.	TAXES		7
	6.1	Personal Property	7
	6.2	Real Property	7
7.	OPERATING EXPENSES		8
	7.1	Payment of Operating Expenses	8
	7.2	Definition of Operating Expenses	8
	7.3	Determination of Operating Expenses	9
	7.4	Final Accounting for Lease Year	9
	7.5	Proration	10
8.	UTILITIES		10
	8.1	Payment	10
	8.2	Interruption	10
9.	ALTERATIONS; SIGNS		11
	9.1	Right to Make Alterations	11
	9.2	Title to Alterations	11
	9.3	Tenant Trade Fixtures	12
	9.4	No Liens	12
	9.5	Signs	12
10.	MAINTENANCE AND REPAIRS		13
	10.1	Landlord’s Obligation for Maintenance	13
	10.2	Tenant’s Obligation for Maintenance	13
		(a) Good Order, Condition and Repair	13
		(b) Landlord’s Remedy	13
		(c) Condition upon Surrender	13
11.	USE OF PROPERTY		14
	11.1	Permitted Use	14
	11.2	[Intentionally Omitted.]	14

	11.3	No Nuisance	14
	11.4	Compliance with Laws	14
	11.5	Liquidation Sales	15
	11.6	Environmental Matters	15
12.	INSURANCE AND INDEMNITY		19
	12.1	Insurance	19
	12.2	Quality of Policies and Certificates	21
	12.3	Workers’ Compensation; Employees	21
	12.4	Waiver of Subrogation	21
	12.5	Increase in Premiums	21
	12.6	Indemnification	21
	12.7	Blanket Policy	22
13.	SUBLEASE AND ASSIGNMENT		22
	13.1	Assignment and Sublease of Building	22
	13.2	Rights of Landlord	23
14.	RIGHT OF ENTRY AND QUIET ENJOYMENT		23
	14.1	Right of Entry	23
	14.2	Quiet Enjoyment	24
15.	CASUALTY AND TAKING		24
	15.1	Damage or Destruction	24
	15.2	Condemnation	25
	15.3	Reservation of Compensation	26
	15.4	Restoration of Improvements	26
16.	DEFAULT		26
	16.1	Events of Default	26
		(a) Abandonment	26
		(b) Nonpayment	26
		(c) Other Obligations	27
		(d) General Assignment	27
		(e) Bankruptcy	27
		(f) Receivership	27
		(g) Attachment	27
		(h) Insolvency	27
	16.2	Remedies upon Tenant’s Default	27
	16.3	Remedies Cumulative	28
17.	SUBORDINATION, ATTORNMENT AND SALE		28
	17.1	Subordination to Mortgage	28
	17.2	Sale of Landlord’s Interest	29
	17.3	Estoppel Certificates	29
	17.4	Subordination to CC&R’s	29
	17.5	Mortgagee Protection	30
18.	SECURITY		30
	18.1	No Security Deposit	30
19.	MISCELLANEOUS		30
	19.1	Notices	30
	19.2	Successors and Assigns	31
	19.3	No Waiver	31
	19.4	Severability	31
	19.5	Litigation between Parties	32
	19.6	Surrender	32
	19.7	Interpretation	32
	19.8	Entire Agreement	32
	19.9	Governing Law	32
	19.10	No Partnership	32
	19.11	Financial Information	32
	19.12	Costs	33
	19.13	Time	33
	19.14	Rules and Regulations	33
	19.15	Brokers	33
	19.16	Memorandum of Lease	33
	19.17	Organizational Authority	33
	19.18	Execution and Delivery	33

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19.19	Survival	33
19.20	Parking	33

EXHIBITS

EXHIBIT A	Descriptions of Phase I Property and Center

EXHIBIT A-1	Depiction of Phase I Property

EXHIBIT B-1	Site Plan (The Center)

EXHIBIT B-2	Decommissioning Space

EXHIBIT C	Acknowledgment of Rent Commencement Date

EXHIBIT D	Form of Warrant

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LEASE

THIS LEASE (“Lease”) is made and entered into as of December 15, 2006 (the “Lease Commencement Date”), by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PORTOLA PHARMACEUTICALS, INC, a Delaware corporation (“Tenant”).

THE PARTIES AGREE AS FOLLOWS:

1. PROPERTY

1.1 Lease of Premises.

(a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the “Premises”) consisting of 24,725 square feet of space located on the first and second floors of Building G (the “Building”) in the Britannia Pointe Grand Business Park (the “Center”) in the City of South San Francisco, County of San Mateo, State of California, commonly known as 270 East Grand Avenue, Suite 52. The location of the Premises within the Building and Center is depicted on the site plan attached hereto as Exhibit B-1 and incorporated herein by this reference (the “Site Plan”). The real property constituting the entire Center is more particularly described under the heading “The Center” in Exhibit A attached hereto and incorporated herein by this reference and is depicted in Exhibit A-1 attached hereto and incorporated herein by this reference. The portion of the Center in which the Building is located, consisting of a total of four existing buildings (commonly known as 250, 256, 260 and 270 East Grand Avenue) and related site improvements, is more particularly described under the heading “The Phase I Property” in Exhibit A attached hereto and depicted as such in Exhibit A-1 attached hereto (the “Phase I Property”). The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in Exhibit A-1 and in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Common Areas.”

(b) As an appurtenance to Tenant’s leasing of the Premises pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 14.1 hereof, the following rights: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center; (ii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes; (iii) to construct, alter or add to other buildings and Common Area improvements in the Center; (iv) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; and (v) to do and perform such other acts with respect to the Common Areas and the Center as may be necessary or appropriate. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such as manner as to cause any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease, or in such a manner as to leave Tenant without reasonable parking or reasonable access to the Premises or otherwise to materially impair Tenant’s ability to conduct its activities in the normal manner; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.

2. TERM

2.1 Term. The term of this Lease shall commence on the Lease Commencement Date as defined above. Tenant’s obligation to pay minimum rental and Operating Expenses under this Lease shall commence on the date (the “Rent Commencement Date”) that is the later to occur of (i) January 1, 2007 or (ii) the date the Landlord delivers the Premises to Tenant in the condition required by Sections 5.2 and 5.3 below and notifies Tenant in writing that Landlord’s work under Sections 5.2 and 5.3 below is complete. The term of this Lease shall end on June 30, 2009 (the “Termination Date”), unless sooner terminated or extended as hereinafter provided.

2.2 Early Possession. Tenant shall have the nonexclusive right to enter, occupy and use the Premises from and after the date Landlord notifies Tenant in writing that the Premises are available for such early access by Tenant (the “Early Access Date”), for the purpose of constructing tenant improvements in the Premises (subject to all the terms and conditions of Articles 5 and 9 below), installing fixtures and furniture, laboratory equipment, computer equipment, telephone equipment, low-voltage data wiring and personal property and performing other similar work preparatory to the commencement of Tenant’s business in the Premises. Landlord agrees to cause the Early Access Date to occur in all events no later than December 15, 2006. Tenant’s early occupancy and possession of the Premises under this Section 2.2 shall be subject to and upon all of the terms and conditions of this Lease (including, but not limited to, conditions relating to the maintenance of required insurance, payment of utilities and payment of Operating Expenses), except that (a) Tenant shall have no obligation to pay minimum rental for any period prior to the Rent Commencement Date, and such early possession for the limited purposes described in this Section 2.2 shall not advance or otherwise affect the determination of the Rent Commencement Date or Termination Date as determined under Section 2.1; and (b) to the extent Tenant’s early access and work in the Premises pursuant to this Section 2.2 is limited to less than the entire Premises, Tenant’s obligation for payment of Operating Expenses for the period prior to the Rent Commencement Date shall be reduced in proportion to the percentage of the square footage of the Premises that constitutes space not affected by Tenant’s early access and work in the Premises pursuant to this Section 2.2. To the extent Landlord and/or its contractors are also performing any work in the Premises prior to the Rent Commencement Date, Tenant shall not unreasonably interfere with or delay Landlord’s contractors by any early access, occupancy or possession under this Section 2.2, shall coordinate and cooperate with Landlord and its contractors (who shall similarly coordinate and cooperate with Tenant and its contractors) to minimize any interference or delay by either party with respect to the other party’s work following mutual execution of this Lease, and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys’ fees, arising out of or in connection with Tenant’s early entry upon the Premises and Center hereunder.

2.3 Possible Delayed Possession of Decommissioning Space. Landlord has advised Tenant that the preceding tenant of the Premises, AGY Therapeutics, Inc., assigned all of its assets to an assignee for the benefit of creditors (the “Prior Tenant Assignee”); that the Prior Tenant Assignee has been pursuing remediation work (if any) and paperwork necessary in order to secure certain regulatory clearances and releases with respect to certain portions of the Premises affected by such preceding tenant’s use of certain radioactive materials and/or other hazardous materials in the course of such preceding tenant’s business in the Premises; and that Tenant may not be permitted to have access to and use of certain areas of the Premises which are the subject of such efforts by the Prior Tenant Assignee and are depicted on Exhibit B-2 attached hereto (the “Decommissioning Space”) until Landlord notifies Tenant in writing that all necessary regulatory clearances and releases have been received and that the Decommissioning Space is available for occupancy and use by Tenant. Landlord represents to Tenant that to the best of Landlord’s knowledge, the area of the Decommissioning Space is less than 2,000 square feet. Tenant agrees to provide Landlord and the Prior Tenant Assignee with access to the Premises and the Decommissioning Space from time to time, upon reasonable prior notice and request, for the purpose of any remaining on-site work and/or inspections necessary in connection with the obtaining of such regulatory clearances and releases, and agrees that any inconvenience caused by such access and/or by the unavailability of the Decommissioning Space for occupancy and use by Tenant prior to receipt of the necessary regulatory clearances and releases shall not be deemed a breach of any of Tenant’s rights under this Lease nor result in any reduction or abatement of Tenant’s obligations (including, but not limited to, obligations for payment of minimum rent, utilities and Operating Expenses) under this Lease; provided, however, that if the Decommissioning Space has not been fully turned over to Tenant, with all necessary regulatory clearances and releases having been obtained and with no continuing restriction on Tenant’s use or occupancy of the Decommissioning Space (other than restrictions generally applicable to all of the Premises under this Lease and/or under applicable law), on or before the date Tenant’s monthly minimum rental obligation under Section 3.1(a) of this Lease begins to be calculated on the entire square footage of the Premises rather than on a portion of the square footage of the Premises (the “Fully Loaded Rent Date”), then Tenant shall be entitled to an abatement of minimum rent, in proportion to the ratio which the area of the Decommissioning Space still subject to restrictions on Tenant’s use or occupancy thereof bears to the entire square footage of the Premises, from the Fully Loaded Rent Date until the date the Decommissioning Space is fully turned over to Tenant in the condition described above in this proviso.

2.4 Acknowledgment of Rent Commencement Date. Promptly following the Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the Rent Commencement Date, Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the Rent Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.

2.5 Holding Over. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the minimum rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the minimum rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant (other than with Landlord’s written consent) in surrendering the Premises or any portion thereof, including but not limited to any Claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

2.6 Option To Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(b) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for one (1) additional period of two (2) years, commencing upon the expiration of the initial term hereof. Exercise of such option shall be by written notice to Landlord at least nine (9) months and not more than twelve (12) months prior to the expiration of the initial term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises the extension option under this Section, then all references in this Lease (other than in this Section 2.6) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3. RENTAL

3.1 Minimum Rental.

(a) Rental Amounts. Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Rent Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month:

Months	Monthly Minimum Rental
001 - 012	$ 33,000.00 (12,000 sq ft @ $2.75/sq ft)
013 - 024	70,446.25 (24,725 sq ft @ $2.85/sq ft)
025 - 030	72,938.75 (24,725 sq ft @ $2.95/sq ft)

If the obligation to pay minimum rental hereunder for the initial term or for any extended term commences on other than the first day of a calendar month or if the initial term or any extended term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the applicable initial or extended term of this Lease, as the case may be, shall be prorated based on the number of days the applicable term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) Rental Amounts During Extended Term. If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.6 hereof, the monthly minimum rental during the extended term shall be as follows, reflecting three percent (3%) annual increases over the minimum rental payable during the final month of the initial term (“months” in the following table are measured from the original Rent Commencement Date):

Months	Monthly Minimum Rental
031 – 042	$ 75,126.91 (24,725 sq ft @ $3.0385/sq ft)
043 – 054	77,380.72 (24,725 sq ft @ $3.1297/sq ft)

(c) Square Footage of Premises. The Building and Premises were fully constructed prior to the Lease Commencement Date, have been measured by Landlord’s architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, the Premises have been determined to contain 24,725 square feet, which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Lease and is not subject to remeasurement or adjustment. The square footage of 12,000 square feet used in Section 3.1(a) in calculating the monthly minimum rental for Months 1 through 12, in being less than the entire square footage of the Premises, is not meant to imply any limitation on Tenant’s right or ability to use the entire Premises during suth months, and shall not affect in any way the calculation of Tenant’s Operating Cost Share under Article 7 below (which shall be based on the entire square footage of the Premises throughout the term of this Lease, beginning on the Rent Commencement Date); such reduced square footage in Section 3.1(a) merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s monthly minimum rental obligation during Months 1 through 12.

3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to

Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Center. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4. WARRANTS

4.1 Issuance of Warrants. Concurrently with the mutual execution of this Lease, Tenant shall issue and deliver to Landlord or Landlord’s designees (which may be any members, partners, shareholders or affiliates of Landlord or any affiliates of any such members, partners, shareholders or affiliates of Landlord, provided any such designee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as then in effect) a warrant or warrants (collectively, the “Warrants”) registered in the name of Landlord or Landlord’s designee(s) to purchase an aggregate of Fifteen Thousand (15,000) shares of Tenant’s common stock, which Warrants shall be in the form of Exhibit D attached hereto. The Warrants shall have an exercise price equal to $1.31 per share and shall be exercisable for a period beginning on the date of issuance and ending on the seventh (7th) anniversary of the closing of the initial public offering of Tenant’s common stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

5. CONSTRUCTION; CONDITION OF PREMISES

5.1 Construction; Tenant Improvement Allowance. Except to the extent (if any) required for compliance with Sections 5.2 and 5.3 below, Landlord is delivering the Premises to Tenant “AS IS,” in their presently existing condition as of the Lease Commencement Date, and shall have no obligation to improve or clean the Premises for Tenant’s occupancy hereunder or to make any repairs or alterations in the Premises in anticipation of Tenant’s occupancy hereunder. Landlord shall, however, make available for Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to Fifty Thousand and No/100 Dollars ($50,000.00) to pay or reimburse Tenant’s Cost of Improvements for making tenant improvements in the Premises. The Tenant Improvement Allowance shall not be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any moveable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of this Lease, provided that nothing in this sentence shall be deemed to limit the scope of the definition of “Cost of Improvement” in Section 5.1(a) below as applied to items for which the Tenant Improvement Allowance is permitted to be used under the provisions of this Agreement. Any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant within twelve (12) months after the Rent Commencement Date shall expire and shall no longer be available to Tenant thereafter. The Cost of Improvements for any alterations or improvements made by Tenant in the Premises which are not eligible for expenditure of Tenant Improvement Allowance funds, and any amount by which the Cost of Improvements for any alterations or improvements made by Tenant exceeds the Tenant Improvement Allowance, shall be Tenant’s sole cost and expense. The Tenant Improvement Allowance is provided as part of the basic consideration to Tenant under this Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1 hereof Tenant’s construction of improvements and the funding of the Tenant Improvement Allowance shall be governed by the following additional provisions:

(a) “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined for purposes of this Section 5.1, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid or incurred to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the architect for such item or component and an electrical engineer, mechanical engineer and civil engineer, to the extent applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; and (vii) all other “hard” costs incurred in the construction of such item or component in accordance with the provisions of this Section 5.1 and of Article 9 below.

(b) Tenant’s initial construction of tenant improvements in the Premises shall be conducted in compliance with all applicable provisions of Article 9 below, including (but not limited to) all applicable provisions relating to approval of plans and specifications and approval of contractors and subcontractors by Landlord.

(c) The funding of the Tenant Improvement Allowance by Landlord to pay or reimburse the Cost of Improvements for tenant improvements eligible for the expenditure of Tenant Improvement Allowance Funds shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and shall be based on such commercially reasonable disbursement conditions and procedures as Landlord and Landlord’s project manager may reasonably prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certifications and/or other evidence reasonably satisfactory to Landlord or its project manager that expenses have been incurred for the design and construction of alterations and improvements for which the Tenant Improvement Allowance is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work).

(d) Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) designates Project Management Advisors, Inc. as Landlord’s project manager in connection with the performance of Landlord’s and Tenant’s respective work in and about the Building and Premises pursuant to this Article 5, (ii) delegates to such project manager the authority to exercise all approval rights and other rights and powers of Landlord under this Lease with respect to the design and construction of tenant improvements by Tenant, and (iii) requests that Tenant work with such project manager with respect to any logistical or other coordination matters arising in the course of construction of such tenant improvements, including (but not limited to) reviewing and processing Tenant’s requests for disbursement of the Tenant Improvement Allowance, monitoring Tenant’s and Landlord’s compliance with their respective obligations under this Lease with respect to the design and construction of such tenant improvements, and addressing any coordination issues that may arise from any concurrent performance of work by Landlord in or about the Premises while Tenant is constructing such tenant improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with such project manager as Landlord’s representative pursuant to such delegation and request. Notwithstanding the foregoing provisions, neither Landlord’s delegation of authority to such project manager nor such project manager’s performance of the functions and responsibilities contemplated in this paragraph shall cause Landlord or such project manager to incur any obligations or responsibilities for the design, construction or delivery of any tenant improvements, except to the extent of the specific obligations and responsibilities (if any) expressly set forth in this Lease. All fees payable to such project manager with respect to its services pursuant to this Lease shall be borne solely by Landlord, and no such fees shall be chargeable to Tenant or chargeable against the Tenant Improvement Allowance.

5.2 Condition of Premises. Landlord warrants to Tenant that on the Rent Commencement Date, the HVAC, plumbing and electrical systems serving the Premises and the roof of the Premises shall be in good working order and repair. If this warranty is violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord’s sole cost, the condition(s) constituting such violation. Tenant’s failure to give such written notice to Landlord within six (6) months after the Rent Commencement Date shall give rise to a conclusive presumption that Landlord has complied with all Landlord’s obligations under this Section 5.2, except with respect to latent defects (as to which such 6-month limitation shall not apply). TENANT ACKNOWLEDGES THAT THE WARRANTY CONTAINED IN THIS SECTION IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

5.3 Compliance with Law. Landlord warrants to Tenant that the Premises as they exist on the Rent Commencement Date, but without regard to the particular use for which Tenant will occupy the Premises, shall not violate any covenants or restrictions of record or any applicable law, building code, regulation or ordinance in effect on the Rent Commencement Date. Tenant warrants to Landlord that any alterations and improvements constructed by Tenant from time to time shall not violate any applicable law, building code, regulation or ordinance in effect on the Rent Commencement Date or at the time such improvements are placed in service. Without limiting the generality of the foregoing, the parties acknowledge that Landlord shall be responsible for Americans with Disabilities Act (“ADA”) and building code compliance for all Common Areas and for all improvements existing in the Premises on the Lease Commencement Date (except to the extent, if any, that any such ADA or building code compliance measures with respect to any Common Areas or existing improvements is required solely as a result of the design and/or construction of improvements constructed by Tenant in the Premises and would not have been required in the absence of such construction of improvements by Tenant) and that Tenant shall be responsible for ADA and building code compliance required in connection with or as a result of improvements constructed by Tenant. If it is determined that any of these warranties has been violated, then it shall be the obligation of the warranting party, after written notice from the other party, to correct the condition(s) constituting such violation promptly, at the warranting party’s sole cost and expense. Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Center, the Building or the Premises for the conduct of Tenant’s business or proposed business thereon.

6. TAXES

6.1 Personal Property. From and after the Rent Commencement Date (or, in the case of items brought into the Center by Tenant prior to the Rent Commencement Date, from and after the date such items are brought into the Center by Tenant), Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items existing, installed or placed on or in the Premises from time to time during the term of this Lease and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 6.1.

6.2 Real Property. To the extent any real property taxes and assessments on the Premises are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent the Premises are taxed or assessed to Landlord following the Rent Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 7.2 of this Lease) and shall be paid in accordance with the provisions of Article 7 of this Lease.

7. OPERATING EXPENSES

7.1 Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, Tenant’s Operating Cost Share of the Operating Expenses defined in Section 7.2, subject to adjustment pursuant to Section 7.1(b) when applicable. For purposes of this Section 7.1, “Tenant’s Operating Cost Share” shall be: (i) in the case of Operating Expenses that are reasonably allocable solely to the Phase I Property, thirteen and nine-tenths percent (13.9%); and (ii) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, four and four-tenths percent (4.4%). As of the Lease Commencement Date, Landlord represents that Landlord’s current practice is to determine and allocate all Operating Expenses (including, but not limited to, real and personal property taxes and assessments, insurance, building maintenance, property management, landscape maintenance and irrigation, and parking area maintenance and lighting) on a stand-alone basis to the Phase I Property.

(b) Tenant’s Operating Cost Share as specified in Section 7.1(a) with respect to matters allocable to the Phase I Property is based upon an area of 24,725 square feet for the Premises and upon an aggregate area of 177,938 square feet for all of the buildings presently located on the Phase I Property. Tenant’s Operating Cost Share as specified in Section 7.1(a) with respect to matters allocable to the entire Center is based upon an area of 24,725 square feet for the Premises and upon an aggregate area of 562,859 square feet for all of the buildings presently located in the Center. If the actual area of the Premises or of any of the buildings existing from time to time in the Phase I Property or in the Center changes for any reason other than a change in the method of measurement (including, but not limited to, any modification of existing buildings, construction of new buildings in the Center, or construction of new buildings on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Center), then Tenant’s Operating Cost Share shall be adjusted proportionately to reflect the new actual areas of the Premises and/or such other buildings, as applicable, as determined in good faith by Landlord’s architect on the same basis of measurement as applied in determining the existing square footages set forth in the first two sentences of this paragraph (generally, measurement from the exterior faces of exterior walls and from the dripline of any overhangs).

7.2 Definition of Operating Expenses.

(a) Subject to the exclusions and provisions hereinafter contained and the allocation principles set forth in Section 7.1, the term “Operating Expenses” shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Building, the Phase I Property and the Center, including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, environmental and seismic insurance as part of or in addition to any casualty or property insurance policy), property management, landscaping, and the operation, repair and maintenance of buildings and Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center or the improvements therein, amortized over the useful life thereof as determined in good faith by Landlord’s accountants in accordance with applicable tax accounting principles or generally accepted accounting principles, consistently applied, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) allocable to or paid by Landlord, as owner of the Center, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1(b) hereof. Operating Expenses shall not include any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor any costs attributable to buildings the square footage of which is not taken into account in determining Tenant’s Operating Cost Share under Section 7.1 for the applicable period. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined in good faith by Landlord’s accountants.

(b) Notwithstanding any other provisions of this Section 7.2, the following shall not be included within Operating Expenses: (i) rent paid to any ground lessor; (ii) the cost of constructing tenant improvements for any other tenant of the Building or the Center; (iii) the costs of special services, goods or materials provided to any other tenant of the Building or the Center and not offered or made available to Tenant; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Center, or as to which any other tenant of the Center is obligated to make such repairs or to pay the cost thereof; (v) legal fees, advertising costs or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Center; (vi) repairs, alterations, additions, improvements or replacements needed to rectify or correct any defects in the original design, materials or workmanship of the Building, the Center or the Common Areas; (vii) damage and repairs necessitated by the negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents; (viii) executive salaries or salaries of service personnel to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building or the Center; (ix) Landlord’s general overhead expenses not related to the Building or the Center; (x) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Center, or in connection with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Center or any part thereof; (xi) costs incurred due to a violation by Landlord or any other tenant of the Center of the terms and conditions of any lease; (xii) costs of any service provided to Tenant or to other occupants of the Building or the Center for which Landlord is reimbursed other than through recovery of Operating Expenses; (xiii) personal property taxes due and payable by any other tenant of the Center; (xiv) costs incurred by Landlord pursuant to Article 15 of this Lease in connection with an event of casualty or condemnation; and (xv) costs of remediation of any hazardous substances, hazardous wastes or pollutants, as defined in Section 11.6(a) of this Lease, it being the intention of the parties that the responsibility for and allocation of the cost of any such remediation shall be governed by the provisions of Section 11.6 of this Lease and not by the Operating Expense provisions of this Article 7.

7.3 Determination of Operating Expenses. On or before the Rent Commencement Date and during the last month of each calendar year of the term of this Lease (“Lease Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Rent Commencement Date (or sooner, to the extent provided in Section 2.2 above with respect to earlier payment of Operating Expenses under certain circumstances relating to Tenant’s early access to and performance of work in the Premises prior to the Rent Commencement Date), Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it reasonably appears to Landlord that the actual Operating Expenses will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

7.4 Final Accounting for Lease Year.

(a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from

Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Lease Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

(b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 7.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Lease Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. Any such independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Lease Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Lease Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Lease Year by more than five percent (5%), in which case Landlord shall promptly (and in any event not more than thirty (30) days following its receipt of Tenant’s request therefor, accompanied by invoices or other evidence reasonably supporting the claimed costs and expenses) pay all costs and expenses of the audit. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 7.4.

7.5 Proration. If the Rent Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 7.4 to be performed after such termination.

8. UTILITIES

8.1 Payment. Commencing with the Rent Commencement Date (or sooner, to the extent provided in Section 2.2 above with respect to earlier payment of utilities under certain circumstances relating to Tenant’s early access to and performance of work in the Premises prior to the Rent Commencement Date) and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Premises (other than any separately metered costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 7.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any of such services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 7.

8.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Premises, the Building or the Center because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 8.2, however, in the event of any interruption or failure of any service or utility to the Premises that (i) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents, employees or contractors and (ii) continues for more than three (3) business days and (iii) materially impairs Tenant’s ability to use the Premises for the intended purpose hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Premises, and such abatement shall continue until Tenant’s use of the Premises is no longer materially impaired thereby. Tenant expressly waives any benefits of any applicable existing or future law (including, but not limited to, the provisions of California Civil Code Section 1932(1)) permitting the termination of a lease due to any such interruption or failure of any service or utility, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Section 8.2.

9. ALTERATIONS; SIGNS

9.1 Right to Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises or the Building, other than interior non-structural alterations in the Premises costing less than (i) Fifteen Thousand Dollars ($15,000) for any single alteration or improvement or set of related and substantially concurrent alterations or improvements, and (ii) Thirty Thousand Dollars ($30,000) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be completed with due diligence in a good and workmanlike manner, in compliance with space plans, working drawings and other customary plans and specifications approved in writing by Landlord (unless such approval is not required pursuant to the terms of the first sentence of this Section) and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. All architects, contractors and subcontractors engaged by Tenant for work in or related to the Premises shall be subject to prior written approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and Tenant shall cause all such contractors and subcontractors to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders, property managers, project managers, contractors, lenders and other parties reasonably designated in writing by Landlord from time to time for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 9.1, under no circumstances shall Tenant make any structural alterations or improvements, or any changes to the roof or equipment installations on the roof, or any alterations materially affecting any building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with as-built drawings (if the nature of the work requires drawings) and with a copy of the signed building permit(s) (if the nature of the work requires a building permit) for all alterations, additions and improvements constructed or installed by Tenant from time to time in and about the Premises.

9.2 Title to Alterations. All alterations, additions and improvements installed by Tenant in, on or about the Premises, the Building or the Center (including, but not limited to, lab benches, fume hoods, clean rooms, cold rooms and other similar improvements and equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, equipment and trade fixtures, except to the extent any such items are specifically identified in the parenthetical in the initial portion of this sentence. Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures.

(a) Notwithstanding any other provisions of this Article 9, (i) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any lab benches, fume hoods, clean rooms, cold rooms or other similar improvements and equipment installed in the Premises, even if such equipment and improvements were installed by Tenant; (ii) under no circumstances shall Tenant have any right to remove from the Premises, at the expiration or termination of this Lease, any alterations, additions, improvements or equipment acquired, constructed or installed with the use, in whole or in part, of any funds from the Tenant Improvement Allowance; and (iii) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 9.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s Consent to the requested alterations, additions or improvements.

(b) Notwithstanding any other provisions of this Article 9, (i) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds provided by Landlord pursuant to the Tenant Improvement Allowance; and (ii) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant’s own funds (and without any payment or reimbursement by Landlord pursuant to the Tenant Improvement Allowance), despite the fact that the items described in this clause (ii) are characterized in this Section 9.2 as becoming Landlord’s property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items to the extent provided in Article 12 hereof and bear the risk of loss with respect to such items to the extent provided in Article 15 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed by Tenant have been funded through the Tenant Improvement Allowance and which (if any) have been constructed or installed with Tenant’s own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.

9.3 Tenant Trade Fixtures. Subject to Section 9.2 and to Section 9.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any trade fixtures which are affixed to the Building or which affect the exterior or structural portions of the Building or the building systems shall require Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 9.5, the foregoing shall apply to Tenant’s signs, which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 9.3.

9.4 No Liens. Tenant shall at all times keep the Building and the Center free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Center. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Center. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

9.5 Signs. Without limiting the generality of the provisions of Section 9.3 hereof, Tenant shall have the right to install signage substantially equivalent to that maintained by the existing tenant of the Premises, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center.

10. MAINTENANCE AND REPAIRS

10.1 Landlord’s Obligation for Maintenance. Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Center and the roof (structural portions only), foundation, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 10.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord, (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 5.2 hereof, (iii) is a capital expense not includible as an Operating Expense under Section 7.2 hereof or is otherwise expressly excluded from treatment or limited in its treatment as an Operating Expense under any other applicable provision of Section 7.2 hereof, (iv) results from an event of casualty or condemnation covered by Article 15 hereof (in which event the provisions of such Article 15 shall govern the parties’ respective rights and obligations), or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 12.6 hereof, subject to the release set forth in Section 12.4 hereof). Landlord shall also repair and maintain or cause to be repaired and maintained the roof membrane of the Building, the actual cost of which work shall be reimbursed to Landlord by Tenant and the other tenants of the Building, on a prorata basis, promptly upon demand by Landlord from time to time (unless all or substantially all leases within the Phase I Property require Landlord to repair the roof membranes for the respective buildings affected by such leases, in which event Landlord in its discretion may elect to treat all such roof membrane repair costs as Operating Expenses, subject to any applicable limitations on such Operating Expense treatment under the provisions of Section 7.2 hereof, in lieu of billing such costs to the respective tenants of the individual buildings). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

10.2 Tenant’s Obligation for Maintenance.

(a) Good Order, Condition and Repair. Except as provided in Section 10.1 hereof, and subject to the provisions of Article 15 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 15), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, electrical system, plumbing and sewer system, telephone and communications systems serving the Premises, the HVAC equipment and related mechanical systems exclusively serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or reasonably approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Premises and all other interior repairs, foreseen and unforeseen, with respect to the Premises, as required. Notwithstanding the foregoing provisions, in the event a complete replacement of any HVAC equipment serving the Premises is required during the term of this Lease, Landlord shall perform such replacement and shall bear the cost thereof, subject to Landlord’s right to amortize such cost as a capital expenditure for Operating Expense purposes under the provisions of Section 7.2 hereof.

(b) Landlord’s Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

(c) Condition upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and the improvements located therein, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage (the latter of which shall be governed by the provisions of Article 15 hereof) excepted, first, however, removing all goods and effects of Tenant, all signage installed by Tenant and all fixtures and other items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 9.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder (beyond any applicable cure period) unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Center by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

11. USE OF PROPERTY

11.1 Permitted Use. Subject to Sections 11.3, 11.4 and 11.6 hereof, Tenant shall use the Premises solely for an office, research and development, engineering, laboratory, storage and/or warehousing facility, including (but not limited to) administrative offices and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and from all other governmental agencies having jurisdiction over the Building), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

11.2 [Intentionally Omitted.]

11.3 No Nuisance. Tenant shall not use the Premises for or carry on or Permit within the Center or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Center, nor commit or allow to be committed any waste in, on or about the Center. Tenant shall not do or permit anything to be done in or about the Center, nor bring nor keep anything therein, which will in any way cause the Center or any portion thereof to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

11.4 Compliance with Laws. Tenant shall not use the Premises, the Building or the Center or permit the Premises, the Building or the Center to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by-law, ordinance or applicable requirements of any insurance carried on the Center, or any order or regulation of any public authority, because of Tenant’s particular use of the Premises. Tenant shall procure all licenses and permits required for Tenant’s particular use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the particular use of the Premises and the Center by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Center (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises or the Center. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Premises or other particular use of the Center shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 9.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within thirty (30) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

11.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Center, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

11.6 Environmental Matters.

(a) For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code §§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL; and “pollutant” shall mean all substances defined as a “pollutant,” “pollution,” “waste,” “contamination” or “hazardous substance” under the Porter-Cologne Water Quality Control Act, California Water Code §§ 13000 et seq.

(b) Without limiting the generality of the obligations set forth in Section 11.4 of this Lease:

(i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Center without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises and the Center as provided in Section 11.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

(ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord at least annually (or at such other times as reasonably requested by Landlord from time to time) with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises and the Center from time to time.

(iii) Tenant shall not (A) operate on or about the Center any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Center for ninety (90) days or more, nor (C) conduct any other activities on or about the Center that could result in the Center or any portion thereof being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

(iv) Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to such underground storage tanks (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Center.

(v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within thirty (30) days after the Rent Commencement Date, and shall update such information at least annually, on or before each anniversary of the Rent Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (D) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

(A) A list of all hazardous substances, hazardous wastes and/or pollutants that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations in the Center.

(B) All hazardous waste manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations in the Center.

(C) Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 25500 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(D) Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(E) Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22, § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(F) Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety

Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(G) Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code § 25153.6, California Code of Regulations Title 22, Division 4.5, Chapter 12, §§66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(H) All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations in the Center, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations in the Center.

(I) Copies of any other lists or inventories of hazardous substances, hazardous wastes and/or pollutants on or about the Center that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the California Department of Health Services (or other governmental authority then having primary regulatory jurisdiction over such matters) and delivered to Landlord a copy of such approval, or (y) which Tenant is authorized to use pursuant to the terms of any other radioactive materials license issued by the State of California. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its operations in the Center;

(B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with Tenant’s operations in the Center from time to time, to the extent not already disclosed through delivery of a copy of a California Department of Health Services approval (or approval by any other governmental authority then having primary regulatory jurisdiction over such matters) with respect thereto as contemplated above; and

(C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with Tenant’s operations in the Center from time to time.

(vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials into the environment; shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release; and shall provide Landlord with a copy of any written report or disclosure filed by Tenant with any governmental authority with respect to such release, substantially concurrently with Tenant’s filing of such written report or disclosure with the applicable governmental authority.

(viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 11.6(b), or (B) any receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance, hazardous waste, pollutant, radioactive material or radiation on or about the Center as a proximate result of Tenant’s use of the Center or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials in or about the Center. Upon request, but subject to Tenant’s reasonable operating and security procedures, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials, without being deemed guilty of any disturbance of Tenant’s use or possession and without being liable to Tenant in any manner, except that nothing in the preceding provision shall be construed to release or exculpate Landlord for any damage to property or injury to or death of persons occurring in the course of Landlord’s exercise of such inspection rights as a result of the negligence of or willful misconduct or omission by Landlord or its agents or employees.

(x) Notwithstanding Landlord’s rights of inspection and review under this Section 11.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 11.6(b).

(xi) If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances or wastes or radiation or radioactive materials on or about the Center at any time during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials on and about the Premises and those other portions the Center (if any) affected by Tenant’s operations in the Center and attributable or potentially attributable to such operations. Such study shall be based on a reasonable and prudent level of tests and investigations of the Center (if appropriate), which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 11.4, 11.6, 12.6 and other applicable provisions of this Lease. Notwithstanding the foregoing, the parties acknowledge that nothing in this Section 11.6(b) is intended to impose on Tenant any responsibility or liability for any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center as of the Lease Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), but also acknowledge that nothing in the preceding portion of this sentence is intended to release or exculpate Tenant from responsibility or liability for any exacerbation of any such pre-existing conditions as a result of any breach of Tenant’s obligations under this Section 11.6 or any breach by Tenant or its employees, agents or contractors of the provisions of the declarations, covenants and restrictions identified in Section 17.4 hereof.

(c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Center of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center as of the Lease Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Center) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.

(d) The provisions of this Section 11.6 shall survive the termination of this Lease.

12. INSURANCE AND INDEMNITY

12.1 Insurance.

(a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, its general partners, its property manager and any lender holding a deed of trust on the Center from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant’s industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.

(b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Center, with a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.

(c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at. Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP 1030]” or its equivalent) for the shell of the Building and for the improvements in the Common Areas of the Center, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Building or on or about the Center.

(d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense (chargeable, in Landlord’s discretion, either as an Operating Expense allocable 100% to Tenant, or as a direct pass-through to Tenant payable within thirty (30) days of Tenant’s receipt of Landlord’s invoice therefor), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) for the fixtures, equipment and tenant improvements existing in the Premises on the Early Access Date (but excluding Tenant’s Property as defined in paragraph (e) below, which it shall be Tenant’s responsibility to insure pursuant to such paragraph (e) below), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above. Tenant shall cooperate with Landlord in the preparation of a mutually approved initial list or schedule of such existing fixtures, equipment and tenant improvements, for purposes of identifying the items Landlord is responsible for insuring under this paragraph (d), and Tenant shall thereafter provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated version of such list or schedule (the intended purpose of such updating being to reflect any modification or removal of any such items that would have the effect of eliminating them from the scope of Landlord’s insurance obligation under this paragraph (d)). Landlord, in its discretion, may elect from time to time to obtain appraisals of any or all alterations, additions, fixtures, equipment and improvements which Landlord is required to insure hereunder.

(e) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the Early Access Date, at Tenant’s cost and expense, policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss-Special Form [CP1030]” or its equivalent) for Tenant’s movable personal property, office furniture, movable equipment and trade fixtures, for all tenant improvements constructed by Tenant pursuant to Article 5 above, and for all other alterations, additions and improvements placed or installed by Tenant from time to time in or about the Premises (collectively, “Tenant’s Property,” which term is not intended to imply any conclusion regarding ultimate ownership of alterations, additions and improvements that are otherwise covered by Article 9 above, but is used solely as a defined term for purposes of the specific contexts in which it is used as such in this Lease), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear. Without limiting the generality of the foregoing provisions, Tenant’s property insurance on Tenant’s Property shall in all events include earthquake insurance in an amount at least equal to the amount of the Tenant Improvement Allowance paid by Landlord pursuant to this Lease in connection with the construction of tenant improvements in the Premises by Tenant; provided, however, that if Tenant is not otherwise carrying earthquake insurance as part of its property insurance and requests in writing that Landlord include the earthquake insurance required under this sentence as part of Landlord’s earthquake insurance coverage, Landlord will cooperate reasonably and in good faith with Tenant to endeavor to arrange to include such coverage on Tenant’s Property under Landlord’s earthquake insurance, at Tenant’s expense. During the construction of such tenant improvements, Tenant shall also procure and maintain in full force and effect, at its sole cost and expense, a policy of builder’s risk insurance on the tenant improvements constructed by Tenant, in such amounts and with such commercially reasonable deductibles as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to such insurance. Without limiting the generality of the foregoing provisions, Tenant’s builder’s risk insurance with respect to the tenant improvements constructed with the use of funds from the Tenant Improvement Allowance shall in all events include earthquake insurance in an amount at least equal to the cumulative amount of the Tenant Improvement Allowance paid by Landlord from time to time in connection with the construction of such tenant improvements.

12.2 Quality of Policies and Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 12.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 12 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation or nonrenewal of insurance required to be maintained under this Article 12, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

12.3 Workers’ Compensation; Employees. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working at or about the Premises. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with limits of liability of not less than One Hundred Thousand Dollars ($100,000) per accident, One Hundred Thousand Dollars ($100,000) per employee for disease, and Five Hundred Thousand Dollars ($500,000) policy limit for disease.

12.4 Waiver of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Center or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered or would have been covered, and only to the extent of such actual or deemed coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant, regardless of any negligence of the party receiving the benefit of such waiver. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Landlord or Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

12.5 Increase in Premiums. Tenant shall do all acts and pay all expenses necessary to ensure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises, Building and Center complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises, Building or Center to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within thirty (30) days after demand therefor by Landlord.

12.6 Indemnification.

(a) Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Center by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Center by Tenant pursuant to Section 2.2 hereof) from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Center, or for injuries to Tenant, its agents or third persons in or upon the Center, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Center.

(b) Except as otherwise expressly provided for in this Lease, Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Center by reason of any negligence or willful misconduct or omission by Landlord or its agents, employees or contractors.

12.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 12.

13. SUBLEASE AND ASSIGNMENT

13.1 Assignment and Sublease of Building. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) neither an initial public offering of the common stock of Tenant nor any other sale of Tenant’s capital stock through any public securities exchange nor any other issuance of Tenant’s capital stock for bona fide financing purposes shall be deemed to be an assignment, subletting or transfer hereunder; and (ii) Tenant shall have the right to assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent (but with written notice by Tenant to Landlord concurrently with such assignment or subletting or in all events no later than ten (10) days thereafter), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation involving Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (hereinafter each a “Permitted Transfer”). For purposes of the preceding sentence, an “Affiliate” of Tenant shall mean any entity in which Tenant owns at least a fifty percent (50%) equity interest, any entity which owns at least a fifty percent (50%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a fifty percent (50%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 13.1, however, the provisions of Section 13.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

13.2 Rights of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 13, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence and during the continuance of an event of default by Tenant beyond any applicable cure period, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 13.2(c), below).

(b) Upon any assignment of Tenant’s interest in this Lease for which Landlord’s consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, twenty-five percent (25%) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, amortized over the remaining term of this Lease, and (ii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such assignment.

(c) Upon any sublease of all or any portion of the Premises for which Landlord’s consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, twenty-five percent (25%) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the entire Premises for the applicable period under this Lease) to reflect the size of the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease, and (iii) any reasonable real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such sublease, amortized over the term of such sublease.

14. RIGHT OF ENTRY AND QUIET ENJOYMENT

14.1 Right of Entry. Landlord and its authorized representatives shall have the right, subject to Tenant’s reasonable operating and security procedures, to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises and Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises and Building to prospective purchasers, to show the Premises and Building to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Center or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby, and nothing in this sentence shall be construed to release or exculpate Landlord for any damage to property or injury to or death of persons occurring in the course of Landlord’s exercise of its rights under this Section 14.1 as a result of the negligence of or willful misconduct or omission by Landlord or its agents or employees.

14.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises and the Center throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

15. CASUALTY AND TAKING

15.1 Damage or Destruction.

(a) If the Premises or any portion of the Building or Common Areas of the Center necessary for Tenant’s use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises, Building and Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds six (6) months (or, in the case of an occurrence during the final year of the term of this Lease, sixty (60) days) or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later. In addition, Landlord shall have a similar termination right if the damage or destruction arises from a risk that is not required to be insured against (and is not actually insured against) by Landlord under this Lease and if Landlord’s architect reasonably estimates that the uninsured cost to restore the portions of-the Premises and Building for which Landlord is responsible to the condition required above would exceed five percent (5%) of the then applicable replacement cost of the entire Building. If the circumstances creating a termination right under the preceding two sentences do not exist, or if such circumstances exist but neither party timely exercises any applicable termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Common Areas of the Center and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure under Section 12.1(d) above, and (y) Tenant, as to the alterations, additions and improvements that Tenant is required to insure under Section 12.1(e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance.

(b) If this Lease is terminated pursuant to the foregoing provisions of this Section 15.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 12.1(c), (d) and/or (e), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(c) From and after the date of an occurrence resulting in damage to or destruction of the Premises or of Common Areas necessary for Tenant’s use and occupancy of the Premises, and continuing until repair and restoration thereof are completed to the extent necessary to enable Tenant to resume operation of its business in the Premises without material impairment, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired.

(d) Each party expressly waives the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 15.

15.2 Condemnation.

(a) If during the term of this Lease the Premises or any portion of the Building or Common Areas of the Center that is necessary for Tenant’s use and occupancy of the Premises, or any substantial part of any of them, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in lieu of or in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done by or under color of any public authority, then (i) this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within thirty (30) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Premises at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Premises, Building or Center taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the Premises. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired), Landlord shall restore the improvements for which Landlord is responsible (as provided in Section 15.1 above) to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the improvements for which Tenant is responsible (as provided in Section 15.1 above) to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking; provided, however, that Tenant in its discretion may elect not to repair, restore or replace any or all of the items which would otherwise be Tenant’s responsibility to the extent such items were constructed or installed at Tenant’s sole expense and without any use of funds from the Tenant Improvement Allowance. In connection with any such restoration, each party shall use reasonable efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Premises, Building and Center. Each party expressly waives the provisions of California Code of Civil Procedure Section 1265.130 and of any other existing or future law allowing either party to terminate (or to petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

(b) If this Lease is terminated pursuant to the foregoing provisions of this Section 15.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of the Building and/or the Center, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 15.1(c), the proceeds of any insurance proceeds following damage to or destruction of the applicable improvements due to an insured casualty.

15.3 Reservation of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Center, the improvements located therein and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to pursue recovery from the applicable public authority for Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the Premises or Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 15.2(b) shall be allocated and disbursed in accordance with the provisions of Section 15.2(b), notwithstanding any contrary provisions of this Section 15.3.

15.4 Restoration of Improvements. In connection with any repair or restoration of improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld, conditioned or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Premises (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld, conditioned or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Premises or Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld, conditioned or delayed).

16. DEFAULT

16.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) Abandonment. Abandonment of the Premises. “Abandonment” is hereby defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) consecutive days or more while Tenant is in default under any other provision of this Lease. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Center and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

16.2 Remedies upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 16.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right (subject to compliance with applicable laws) to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 16.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

16.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 16 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

17. SUBORDINATION, ATTORNMENT AND SALE

17.1 Subordination to Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Premises, the Building, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Premises, the Building, the Center, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a non-disturbance agreement in a form reasonably acceptable to Tenant (a “Non-Disturbance Agreement”) (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence and continuance of any event of default under Section 16.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. Landlord shall use commercially reasonable efforts to obtain a Non-Disturbance Agreement from any current ground lessor, mortgagee, trustee, beneficiary or leaseback lessor within sixty (60) days following the Lease Commencement Date. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Center prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

17.2 Sale of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Center and the assumption of Landlord’s obligations under this Lease by the purchaser, transferee or assignee, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

17.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) business days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Center, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 17.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five business (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

17.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions or other recorded restrictions affecting the Center or any portion thereof from time to time, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying the portion(s) of the Center covered by such declarations or restrictions, (b) to the Declaration of Covenants, Conditions and Restrictions for Pointe Grand Business Park dated November 4, 1991 and recorded on February 25, 1992 as Instrument No. 92025214, Official Records of San Mateo County, as amended from time to time (the “Master Declaration”), the provisions of which Master Declaration are an integral part of this Lease, (c) to the Declaration of Covenants, Conditions and Restrictions dated November 23, 1987 and recorded on November 24, 1987 as Instrument No. 87177987, Official Records of San Mateo County, which declaration imposes certain covenants, conditions and restrictions on the Pointe Grand Business Park, and (d) to the Environmental Restriction and Covenant (Pointe Grand) dated as of April 16, 1997 and recorded on April 16, 1997 as Instrument No. 97-043682, Official Records of San Mateo County, as amended from time to time (the “Environmental Restriction”), the provisions of which

Environmental Restriction are incorporated herein by this reference and which Environmental Restriction imposes certain covenants, conditions and restrictions on the Pointe Grand Business Park. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination.

17.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Center, or any portion of them, the Building and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriffg sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Center shall not be:

(a) liable for any act or omission of a prior landlord or owner of the Center (including, but not limited to, Landlord);

(b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Center (including, but not limited to, Landlord);

(c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Center;

(d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Center (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Building or the Center; or

(e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

18. SECURITY

18.1 No Security Deposit. Tenant is not required to provide Landlord with any security deposit in connection with this Lease.

19. MISCELLANEOUS

19.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	Portola Pharmaceuticals, Inc. 270 East Grand Avenue, Suite 22 South San Francisco, CA 94080
Attn: Chief Financial Officer Telecopier: (650) 246-7776

with a copy to:	Cooley Godward Kronish LLP 101 California Street, 5th Floor San Francisco, CA 94111
Attn: Anna B. Pope, Esq. Telecopier: (415) 693-2999

To Landlord:	Britannia Pointe Grand Limited Partnership c/o Slough Estates USA Inc. 444 North Michigan Avenue, Suite 3230
Chicago, IL 60611 Attn: Randy Rohner Telecopier: (312) 755-0717

with a copy to:	Britannia Management Services, Inc. 555 Twelfth Street, Suite 1650 Oakland, CA 94607
Telecopier: (510) 763-6262

and a copy to:	Folger Levin & Kahn LLP Embarcadero Center West 275 Battery Street, 23rd Floor
San Francisco, CA 94111 Attn: Donald E. Kelley, Jr. Telecopier: (415) 986-2827

or to such other address(es) as may be contained in a notice of address change given by either party to the other pursuant to this Section, effective no earlier than fifteen (15) days after delivery of such notice to the receiving party. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 555 Twelfth Street, Suite 1650, Oakland, CA 94607, or at such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

19.2 Successors and Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Center, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

19.3 No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

19.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

19.5 Litigation between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

19.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

19.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

19.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

19.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

19.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

19.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Center designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 19.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular and timely basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, Tenant need not furnish Landlord with any further financial statements, it being agreed that Landlord’s access to Tenant’s filings with the Securities and

Exchange Commission shall be sufficient to satisfy Tenant’s obligations to provide financial information to Landlord.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Center financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

19.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

19.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

19.14 Rules and Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such reasonable rules and regulations for the safety, care, cleanliness, order and use of the Building and the Center as Landlord may promulgate and deliver to Tenant from time to time.

19.15 Brokers. Landlord shall pay a brokerage commission to CB Richard Ellis, Inc., representing both Tenant and Landlord, in connection with the consummation of this Lease, in accordance with a separate written agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

19.16 Memorandum of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so requests, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees prornptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.

19.17 Organizational Authority. Each party to this Lease represents and warrants that the person signing this Lease on behalf of such party is fully authorized to do so and, by so doing, to bind such party.

19.18 Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

19.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 7.4, 9.2, 9.3, 9.4, 10.2(c), 11.6, 12.6, 19.5 and 19.16 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

19.20 Parking. Landlord agrees that the Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of South San Francisco applicable to the Center from time to time, and that there shall be no additional cost or charge to Tenant for the nonexclusive, non-reserved use of such parking by Tenant and its employees and invitees. Landlord represents to Tenant that the existing parking in the Center consists of approximately 3.0 spaces per 1,000 square feet.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

“Landlord”			“Tenant”

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership			PORTOLA PHARMACEUTICALS, INC., a Delaware corporation

By:	Slough Pointe Grand Incorporated, a Delaware corporation, Its General		By:	/s/ Carol Olson
	Partner		Its:	EVP

	By:	/s/ Jonathan M. Bergschneider	By:	/s/ Charles J. Homey
		Jonathan M. Bergschneider Senior Vice President	Its:	President and Chief Executive Officer

EXHIBITS

EXHIBIT A	Descriptions of Phase I Property and Center

EXHIBIT A-1	Depiction of Phase I Property

EXHIBIT B-1	Site Plan (The Center)

EXHIBIT B-2	Decommissioning Space

EXHIBIT C	Acknowledgment of Rent Commencement Date

EXHIBIT D	Form of Warrant

EXHIBIT A

REAL PROPERTY DESCRIPTION

The Phase I Property:

All that certain real property in the City of South San Francisco, County of San Mateo, State of California, more particularly described as follows:

Lot 3 as shown on Parcel Map No. 91-284, “Being a resubdivision of the parcels described in the deeds to Metal and Thermit Corporation, recorded in Book 293, at Page 394 of Deeds; in Book 49, at Page 490, Official Records; in Book 77, at Page 415, Official Records; and, except that parcel described in Book 1352, at Page 373, Official Records,” filed on February 25, 1992, in Book 65 of Parcel Maps, in the Office of the Recorder of the County of San Mateo, California.

The Center:

All that certain real property in the City of South San Francisco, County of San Mateo, State of California, more particularly described as follows:

Lots 1, 2, 3 and 4, inclusive, as shown on Parcel Map No. 91-284, “Being a resubdivision of the parcels described in the deeds to Metal and Thermit Corporation, recorded in Book 293, at Page 394 of Deeds; in Book 49, at Page 490, Official Records; in Book 77, at Page 415, Official Records; and, except that parcel described in Book 1352, at Page 373, Official Records,” filed on February 25, 1992, in Book 65 of Parcel Maps, in the Office of the Recorder of the County of San Mateo, California.

Together with all adjacent or substantially adjacent areas owned by Landlord and depicted on the Site Plan (Exhibit B to this Lease) as being part of the Center.

EXHIBIT A TO LEASE

EXHIBIT A-1

DEPICTION OF PHASE I PROPERTY

EXHIBIT A-1 TO LEASE

EXHIBIT B-1

SITE PLAN (THE CENTER)

EXHIBIT B-1 TO LEASE

EXHIBIT B-2

DECOMMISSIONING SPACE

EXHIBIT B-2 TO LEASE

EXHIBIT C

ACKNOWLEDGMENT OF RENT COMMENCEMENT DATE

This Acknowledgment is executed as of             , 200    , by BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PORTOLA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), pursuant to Section 2.4 of the Lease dated December 15, 2006 between Landlord and Tenant (the “Lease”) covering premises located at 270 East Grand Avenue, Suite 52, South San Francisco, CA 94080 (the “Premises”).

Landlord and Tenant hereby acknowledge and agree as follows:

1. The Rent Commencement Date under the Lease is             , 200    .

2. The termination date under the Lease shall be June 30, 2009, subject to any applicable provisions of the Lease for extension or early termination thereof.

3. The square footage of the Premises is 24,725 square feet.

4. Tenant accepts the Premises, subject only to Landlord’s warranties and representations set forth in the Lease.

EXECUTED as of the date first set forth above.

“Landlord”			“Tenant”

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership			PORTOLA PHARMACEUTICALS, INC., a Delaware corporation

By:	Slough Pointe Grand Incorporated, a Delaware corporation, Its General Partner		By:
Its:

	By:		By:
		Jonathan M. Bergschneider Senior Vice President	Its:

EXHIBIT C TO LEASE

EXHIBIT D

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PORTOLA PHARMACEUTICALS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Warrant No.	December , 2006
Shares of Common Stock

1. Issuance. For value received, this Warrant is issued to                                         , or its assigns, by PORTOLA PHARMACEUTICALS, INC., a Delaware corporation (hereinafter with its successors called the “Company”), in satisfaction of certain requirements under that certain Lease dated as of December 15, 2006, between the Company as tenant and Britannia Pointe Grand Limited Partnership as landlord. The term “Warrant” as used herein shall include both this warrant itself and any warrants delivered in substitution or exchange therefor as provided herein.

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”) is entitled upon surrender of this Warrant at the principal office of the Company, with either the subscription form annexed hereto (and simultaneous payment as hereinafter provided) or the net issue election form annexed hereto, in either case duly executed, to purchase from the Company up to fifteen thousand (15,000) fully paid and nonassessable shares of common stock of the Company (the “Stock”), at a price of $1.31 per share (the “Purchase Price”). This Warrant is exercisable at any time or from time to time, in whole or in part, at the sole option of the Holder, on or before the Expiration Date as hereinafter defined. Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons under whose name or names any certificate representing shares of Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash, by check or by wire transfer; (ii) in the manner provided in Section 4 below; or (iii) by any combination of the foregoing.

4. Net Issue Election. As an alternative to payment of the Purchase Price in accordance with clause (i) of Section 3 above, if the fair market value of one share of the Company’s Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the

EXHIBIT D TO LEASE

Company shall issue to the Holder such number of fully paid and nonassessable shares of Stock as is computed using the following formula:

X =	Y(A - B)
A

where:	X =	the number of shares of Stock to be issued to the Holder pursuant to this Section 4;

	Y =	the number of shares of Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4;

	A =	the Fair Market Value (defined below) of one share of Stock, as determined at the time the net issue election is made pursuant to this Section 4; and

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of one share of Stock as of a particular date (the “Determination Date”) shall mean the closing or last reported sale price of one share of Stock as reported on a national securities exchange or the NASDAQ Global Market on the business day immediately preceding the Determination Date; provided, however, that (i) if the Stock is not traded on either a national securities exchange or the NASDAQ Global Market, then Fair Market Value shall be the last reported sale price of one share of Stock on the business day immediately preceding the Determination Date reflected in the over-the-counter market, as reported by the National Quotation Bureau, Inc. or any organization performing a similar function, or if closing prices are not then routinely reported for the over-the-counter market, the average of the last bid and asked prices of one share of Stock on the business day immediately preceding the Determination Date and (ii) if there is no public market for the Stock, then Fair Market Value shall be determined in good faith by the Company’s Board of Directors.

5. Partial Exercise. This Warrant may be exercised in part, in which event upon such exercise the Holder shall receive from the Company a new warrant covering the number of shares in respect of which this Warrant shall not have been exercised, which new warrant shall be dated as of the date of this Warrant and shall be otherwise in the form of this Warrant.

6. Fractional Shares. In no event shall any fractional share of Stock be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Holder would, but for the provisions of this Section 6, be entitled to receive a fractional share of Stock, then the Company shall in lieu thereof pay the Holder the Fair Market Value of such fractional share in cash.

7. Expiration Date. This Warrant shall expire at the close of business on the date (the “Expiration Date”) which is seven (7) years after the initial public offering (if any) of the Company’s common stock in an offering registered under the 1933 Act.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full into shares of Stock upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Adjustment for Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Stock, by split-up or otherwise, or combine the Stock, by reverse split-up or otherwise, or issue additional shares of Stock in payment of a stock dividend on the Stock, the number of shares of Stock issuable on the exercise of this Warrant shall automatically be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall automatically be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

EXHIBIT D TO LEASE (Page 2)

10. Reorganizations. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then the Company shall use its reasonable best efforts to cause lawful provisions to be made, and duly executed documents evidencing the same from the Company or its successor to be delivered to the Holder, to structure the Reorganization in such a manner that upon consummation of the Reorganization, the Holder shall receive, in exchange for this Warrant, a new Warrant giving the Holder the right to receive, upon exercise of such new Warrant, shares in the surviving, acquiring or other successor entity (the “Successor Entity”) in accordance with the following sentence. The new warrant (x) shall be for a number and class of shares equal to the sum of (i) the number and class of shares (if any) of the Successor Entity which the Holder would have received as a result of or in connection with the Reorganization if the Holder had held at the time of the Reorganization the number of shares of Stock for which this Warrant is then exercisable and (ii) the number of shares of the Successor Entity of the same class described in clause (i) above (or, if there were no such shares issued in the Reorganization, then shares of the most widely held class of common stock of the Successor Entity) having an aggregate fair market value as of the closing of the Reorganization equal to the value of any and all other consideration the Holder would have received as a result of or in connection with the Reorganization if the Holder had held at the time of the Reorganization the number of shares of Stock for which this Warrant is then exercisable, subject in each instance to adjustments as nearly equivalent as may be practicable to the adjustments provided for in Section 9 above (other than with respect to the Reorganization itself) and in this Section 10, (y) shall have an aggregate Purchase Price equal to the aggregate Purchase Price under this Warrant immediately prior to the Reorganization (but the per-share Purchase Price shall be appropriately adjusted) and (z) shall otherwise have an expiration date and other terms identical to those of this Warrant. For the purposes of this Section 10, the term “Reorganization” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own, immediately following consummation of the consolidation or merger, less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, less than fifty percent (50%) of the voting power of its parent); (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company; provided, however, that a Reorganization shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof in consideration solely for the issuance of equity securities.

The Company shall notify the Holder at least ten (10) business days prior to the closing of any proposed Reorganization. The Holder may elect to exercise this Warrant contingent upon the closing of a Reorganization. If the Reorganization does not close within sixty (60) days after notice, any such contingent exercise shall be void.

11. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s Chief Financial Officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

12. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of the Company’s common stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

EXHIBIT D TO LEASE (Page 3)

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

13. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by the Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of the Holder’s rights or by general equity principles or public policy concerns.

(b) The shares of Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Certificate of Incorporation or by-laws, or any United States federal or state law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any material contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity (other than applicable filings under federal and state securities laws in the United States).

(d) The Company shall pay all expenses and taxes imposed by law or by any governmental agency, including any documentary stamp taxes, attributable to the issuance of this Warrant or to the issuance of any shares of Stock upon any exercise of this Warrant; provided, that nothing in this paragraph shall make the Company liable for any income taxes payable by the Holder in connection with the issuance of this Warrant or the exercise thereof, or for any transfer taxes associated with any transfer of this Warrant by the Holder.

14. Amendment and Waiver. The terms of this Warrant may be amended, modified or waived only with the written consent of the party against which enforcement of the same is sought.

15. Representations and Covenants of the Holder. This Warrant has been issued by the Company in reliance upon the following representations and covenants of the Holder, which by its acceptance hereof the Holder shall be deemed to have confirmed:

(a) Investment Purpose. The right to acquire Stock hereunder and the Stock issuable upon exercise of the Holder’s rights contained herein are being or will be acquired solely for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as presently in effect.

(c) Securities Are Not Registered. The Holder understands (i) that the Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 15.

The Holder recognizes that the Warrant and the Stock must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to

EXHIBIT D TO LEASE (Page 4)

register the Warrant or the Stock of the Company, or to comply with any exemption from such registration.

The Holder is aware that neither the Warrant nor the Stock may be sold pursuant to Rule 144 adopted under the 1933 Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e) Disposition of Warrant and Stock. The Holder further agrees not to make any disposition of all or any part of the Warrant or the Stock, unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the 1933 Act or any applicable state securities laws.

16. Market Standoff Agreement. Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Stock (or other securities) of the Company held by Holder, for a period of time specified by the Company’s managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the 1933 Act; provided, that the foregoing restriction shall not apply unless all officers and directors of the Company and all holders of five percent (5%) or more of the Company’s Stock are bound by similar restrictions. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 16 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

17. Notices, Transfers, Etc.

(a) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. Any such notice or written communication to the Holder shall be sent to the Holder at the address most recently provided by the Holder to the Company. As of the date of this Warrant, the Holder’s address is as follows:

EXHIBIT D TO LEASE (Page 5)

Facsimile: (      )

Any such notice or written communication to the Company shall be sent to the Company as follows:

Portola Pharmaceuticals, Inc.

Attention: Chief Financial Officer

270 East Grand Avenue, Suite 22

South San Francisco, CA 94080

Facsimile: (650) 246-7776

(b) Subject to compliance with applicable federal and state securities laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant and an indemnification of loss by the Holder in favor of the Company.

18. Transfer to Comply with the Securities Act of 1933. This Warrant may not be exercised and neither this Warrant nor any of the shares of Stock, nor any interest in either, may be offered, sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Each Warrant shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant. Each certificate for shares of Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are acquired pursuant to a registration statement that has been declared effective under the Securities Act and any applicable blue sky laws, shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Any certificate for any shares of Stock issued at any time in exchange or substitution for any certificate for any shares of Stock bearing such legend (except a new

EXHIBIT D TO LEASE (Page 6)

certificate for any shares of Stock issued after the acquisition of such shares pursuant to a registration statement that has been declared effective under the 1933 Act) shall also bear such legend unless, in the opinion of counsel for the Company, the shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 18 shall be binding upon all subsequent holders of certificates for shares bearing the above legend and all subsequent holders of this Warrant, if any.

19. Rights of Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company on any matters or with respect to any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares of Stock purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised in accordance with its terms.

20. No Impairment. The Company will not, by amendment of its Certificate or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder. Notwithstanding the foregoing, nothing in this Section 20 shall prohibit the Company from amending its Certificate with the requisite consent of the stockholders and the Board of Directors so long as such amendment affects the rights granted to Holder associated with the Stock in the same manner as the other holders of Common Stock.

21. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California.

22. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

23. Attorneys’ Fees. In any action between the Company and the Holder arising under this Warrant, the prevailing party shall be entitled to recover from the non-prevailing party such prevailing party’s reasonable attorneys’ fees and expenses, including (but not limited to) fees and expenses relating to the enforcement of any judgment or to any appellate proceedings.

24. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

[signature page follows]

EXHIBIT D TO LEASE (Page 7)

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

Company: PORTOLA PHARMACEUTICALS, INC.
By:
Name:
Title:

Acknowledged and Agreed

Holder:

By:
Name:
Title:

EXHIBIT D TO LEASE (Page 8)

SUBSCRIPTION

To: Portola Pharmaceuticals, Inc.	Date:

The undersigned hereby subscribes for                  shares of Stock covered by the attached Warrant, and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Name for Registration of Shares

Mailing Address

The undersigned confirms and acknowledges that the shares of Stock issuable upon exercise of the Warrant are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(Date)	(Signature)

(Print name)

EXHIBIT D TO LEASE

NET ISSUE ELECTION NOTICE

To: Portola Pharmaceuticals, Inc.	Date:

The undersigned hereby elects under Section 4 of the attached Warrant to exercise on a “net issue” basis the right to purchase                 shares of Stock pursuant to such Warrant, and shall tender payment of all applicable transfer taxes, if any. The certificate(s) for the net number of shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Name for Registration of Shares

Mailing Address

The undersigned confirms and acknowledges that the shares of Stock issuable upon exercise of the Warrant are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(Date)	(Signature)

(Print name)

EXHIBIT D TO LEASE

ASSIGNMENT

For value received                                          hereby sells, assigns and transfers unto

[Please print or type the name and address of Assignee]

                                                                                                                                                                                                                                               the within Warrant, and does hereby irrevocably constitute and appoint                      its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution in the premises.

DATED:

By:
Name:
Title:

EXHIBIT D TO LEASE

VIA MESSENGER DELIVERY

December 11, 2008

Mardi C. Dier

Chief Financial Officer

PORTOLA PHARMACEUTICALS, INC

270 E. Grand Ave, Suite 52

South San Francisco, CA 94080

RE:  CONFIRMATION OF PORTOLA’S EXERCISE OF OPTION TO EXTEND LEASE
270 EAST GRAND, SUITE 52 – SOUTH SAN FRANCISCO

Dear Ms. Dier:

We are extremely pleased to learn from Chris Jacobs that Portola has elected to extend the lease by and between Britannia Pointe Grand Limited Partnership (“Landlord”) and Portola Pharmaceuticals, Inc. (“Tenant”) dated December 15, 2006 for the premises located at 270 East Grand, Suite 52 in South San Francisco, California (the “Lease”). Please allow this letter to serve as Landlord’s confirmation of Tenant’s timely exercise of the extension right per Section 2.6 of the Lease. The term of the Lease is hereby extended for an additional two (2) years and shall now expire on June 30, 2011. Per Section 3.1(b) of the Lease, the monthly minimum rent during the extended term is $75,126.91 per month during the first year of the renewal and $77,380.72 during the second year of the renewal. In addition, during the first month of the renewal term only (July 2009), Portola shall not be required to pay the monthly minimum rent of $75,126.91 but shall remain responsible for all other operating expenses, additional rent and responsibilities per the Lease.

Please kindly confirm your receipt and acknowledgement of the terms of this notice by signing below and returning two (2) original copies to me at your earliest convenience. Please note that I have included two (2) additional originals for Portola’s files.

On behalf of HCP, Inc., I would like to thank you for the opportunity to provide continued service to Portola in South San Francisco. I would also like to extend best wishes to you and the entire organization for future success. Please do not hesitate to contact me if HCP may be of further assistance.

Sincerely,

HCP, INC.

/s/ Jon Bergschneider

Jon Bergschneider

Mardi C. Dier December 11, 2008 Page 2 of 2

Cc:   Cooley Godward Kronish LLP c/o Anna B. Pope, Esq. via facsimile (415-693-2999)

Britannia Pointe Grand Limited Partnership c/o HCP Estates USA, Inc. — Randy Robner via email

Britannia Pointe Grand Limited Partnership c/o HCP, Inc. - Legal Department — Jeana Park via email

Folger Levin & Kabn LLP - Don Kelly via email

CBRE Asset Management - Edward Cooke via email

CBRE — Chris Jacobs via email

ACKNOWLEDGED AND ACCEPTED

By:          /s/ Charles J. Hemcy, M.D.

Name:     Charles J. Hemcy, M.D.

Title:       President and Chief Executive Officer

Date:       12/12/08